Exhibit 99.1

Regado Biosciences, Inc. Appoints World-Renowned Leader in Cardiovascular Research and Former Global Head of Cardiovascular Diseases for Merck & Co., to Board of Directors

Michael Mendelsohn, M.D. Strengthens Regado’s Scientific and Development Expertise

as Company Advances Phase 3 REGULATE-PCI Trial

Basking Ridge, NJ — November 5, 2013 — Regado Biosciences, Inc. (Nasdaq: RGDO), a biopharmaceutical company focused on the late-stage clinical development of its first-in-class, actively controllable antithrombotic drug system, REG1, today announced the appointment of Michael E. Mendelsohn, M.D., to the company’s Board of Directors. The appointment strengthens Regado’s leadership team by infusing the Company with a world-renowned leader in cardiovascular research and clinical development as the Phase 3 REGULATE-PCI clinical trial is actively enrolling patients worldwide.

Dr. Mendelsohn brings to Regado an unparalleled combination of cardiovascular therapeutic expertise, large pharmaceutical company experience and academic achievement. Since June 2010, Dr. Mendelsohn has served as Senior Vice President and Global Franchise Head for Cardiovascular Diseases at Merck & Co. While at Merck, he led research and development and global strategy for all cardiovascular programs from Discovery to Late Development. Prior to joining Merck in 2010, Dr. Mendelsohn spent 17 years at Tufts Medical Center, where he served as the first-ever Chief Scientific Officer and the Executive Director of the center’s Molecular Cardiology Research Institute. Dr. Mendelsohn received his undergraduate degree in Chemistry and English from Amherst College and his M.D. from Harvard Medical School. He completed his residency in internal medicine and fellowship in cardiovascular medicine at the Brigham and Women’s Hospital (BWH). From 1988 to 1993 Dr. Mendelsohn was a member of the faculty of the BWH Cardiology Division and an Assistant Professor of Medicine at Harvard Medical School. As a physician, scientist and international leader in molecular vascular biology, Dr. Mendelsohn has made major contributions to the field of molecular cardiology and vascular biology over the past three decades.

Dr. Mendelsohn stated, “I am honored to join Regado’s Board and advise the company generally as it advances its business strategy and specifically on the pursuit of its clinical and discovery strategies. I look forward to working closely with the superb Regado executive team and Board as the company executes the ongoing Phase 3 REGULATE-PCI study, which has the potential to bring an important and unique new two-component anticoagulant system to cardiologists performing coronary revascularization procedures. The science behind REG1 and its reversal agent is novel and elegant and has the potential to improve both efficacy and safety in patients undergoing these procedures.”

120 Mountain View Boulevard	1st Floor	Basking Ridge, NJ 07920	www.regadobio.com

Dennis Podlesak, MBA, Regado’s Board Chairman, stated, “We are delighted to have Dr. Mendelsohn join our board of directors. We believe he will be a superb addition given his rich career background in the cardiovascular space along with his recent “big pharma” experience as the Global Franchise Head for Cardiovascular Disease while at Merck. Mike’s addition is entirely consistent with our plans to assemble the strongest team possible with the collective expertise to ensure Regado’s success going forward as we focus on advancing Regado’s lead product candidate, REG1, and its pipeline with the goal of significantly improving patient outcomes.”

ABOUT REGADO BIOSCIENCES

Regado Biosciences, Inc. is a biopharmaceutical company focused on the development of novel, first-in-class, actively controllable antithrombotic drug systems for acute and sub-acute cardiovascular indications. Regado is pioneering the development of two-component drug systems consisting of a therapeutic aptamer and its specific active control agent. The company’s lead product candidate, REG1, is a two-component system consisting of pegnivacogin, an anticoagulant aptamer specifically targeting coagulation Factor IXa, and its complementary oligonucleotide active control agent, anivamersen. REG1 is being developed for use in patients with a wide variety of acute coronary syndromes, or ACS, undergoing a percutaneous coronary intervention, or PCI, a hospital-based procedure used to mechanically open or widen obstructed coronary arteries. Regado’s actively controllable product candidates have the potential to improve patient outcomes, enhance the patient experience and reduce overall treatment costs. More information can be found at www.regadobio.com.

For more information on REGULATE-PCI, please visit:

http://www.clinicaltrials.gov/ct2/show/NCT01848106?term=Regado&rank=1

Contact:

Tiberend Strategic Advisors, Inc.

Investors—Joshua Drumm, Ph.D.

jdrumm@tiberend.com; (212) 375-2664

Media—Andrew Mielach

amielach@tiberend.com; (212) 375-2694

120 Mountain View Boulevard	1st Floor	Basking Ridge, NJ 07920	www.regadobio.com